UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2011

The First Marblehead Corporation
(Exact name of registrant as specified in charter)

Delaware	001-31825	04-3295311
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The Prudential Tower 800 Boylston Street, 34th Floor Boston, Massachusetts	02199-8157
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (800) 895-4283

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.   Other Events.

On December 8, 2011, the U.S. District Court for the District of Massachusetts (the “District Court”) issued an order (the “District Court Order”) affirming the order issued by the U.S. Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”) on December 14, 2010 (the “Underlying Order”) relating to the TERI Dispute (as defined below).

As of the date hereof, The First Marblehead Corporation (the “Corporation”) is considering an appeal of the District Court Order.  The Corporation would be required to file notice of any such appeal in the District Court no later than January 9, 2012, and the appeal would be heard in the U.S. Court of Appeals for the First Circuit.

Background

In November 2010, following the confirmation of its plan of reorganization, The Education Resources Institute, Inc. (“TERI”) filed with the Bankruptcy Court a Motion for Interpretation of Order, effectively requesting the Bankruptcy Court to rule that certain contractual restrictions on TERI’s rights have lapsed with respect to a loan database that the Corporation provided to TERI in 2008 (the “TERI Dispute”).  In general, the contractual restrictions limited TERI to using or disclosing that loan database in connection with education loan guaranty programs offered and guaranteed by TERI.

In December 2010, the Bankruptcy Court issued the Underlying Order.  The Underlying Order stated that an earlier order issued by the Bankruptcy Court in June 2008 was not intended to extend the contractual restrictions applicable to TERI beyond two years following the termination by TERI of a database sale and supplementation agreement (the “Database Agreement”) dated June 20, 2001 among TERI, the Corporation and First Marblehead Education Resources, Inc.  TERI rejected the Database Agreement in the context of its bankruptcy proceedings effective as of May 31, 2008.

In December 2010, the Corporation filed in Bankruptcy Court a notice of appeal of the Underlying Order and an election to have the appeal heard in the District Court. The parties briefed the appeal (Civil Action No. 11-10241 (DPW)) in March 2011, and a hearing was held on the matter in June 2011.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST MARBLEHEAD CORPORATION
Date: December 14, 2011	By:	/s/ Kenneth Klipper
Kenneth Klipper Managing Director and Chief Financial Officer

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